CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Condensed
Financial Information" and "Transfer and Dividend Disbursing Agent,
Custodian, Counsel and Independent Auditors" and to the incorporation by reference of our reports on Dreyfus Cash Management dated March 5, 1997, Dreyfus Cash Management Plus, Inc. dated March 6, 1997, Dreyfus Government
Cash Management dated March 5, 1997, Dreyfus Municipal Cash Management Plus dated March 5, 1997, Dreyfus New York Municipal Cash Management dated March 6, 1997, Dreyfus Tax Exempt Cash Management dated March 6, 1997, Dreyfus Treasury Cash Management dated March 7, 1997, and Dreyfus Treasury Prime Cash Management dated March 5, 1997, each of which is incorporated by reference in this Registration Statement (Form N-1A No. 2-89359) of Dreyfus Government Cash Management.




                                               ERNST & YOUNG LLP


New York, New York
January 14, 1998